Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 			5,441,240 		273,478
Ravi Akhoury 			5,448,782 		265,935
Barbara M. Baumann 		5,479,886 		234,831
Jameson A. Baxter 		5,441,445 		273,273
Charles B. Curtis 		5,463,281 		251,436
Robert J. Darretta 		5,461,583 		253,134
Katinka Domotorffy 		5,455,580 		259,137
John A. Hill 			5,432,141 		282,576
Paul L. Joskow 			5,480,222 		234,496
Kenneth R. Leibler 		5,467,751 		246,966
Robert E. Patterson 		5,452,831 		261,887
George Putnam, III 		5,488,247 		226,470
Robert L. Reynolds 		5,486,569 		228,148
W. Thomas Stephens 		5,469,284 		245,434

A proposal to approve a new management contract between the fund
and Putnam Management was approved,	 as follows:

Votes		Votes				Broker
For			against	Abstentions	non votes
4,253,900 		177,864 	231,789 		1,051,165

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, as follows:

Votes		Votes				Broker
For			against	Abstentions	non votes
4,268,286 		254,134 	282,682 		1,007,585

All tabulations are rounded to the nearest whole number.